Exhibit 99.1

Ethan Allen Provides Updates on Final Voting Results at Annual Shareholder Meeting and on Status of Debt Offering

DANBURY, CT, December 7, 2015 (GLOBE NEWSWIRE) - Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) released the results of voting at its Annual Shareholder Meeting held on November 24, 2015. Up for election were Directors and five additional Proposals set forth by the Company.

All the Company’s seven nominees for election to the Board of Directors were elected and received an average of 15,232,301 votes or 57% of votes present. The six nominees brought forth by Sandell Asset Management Corp. received an average of 6,334,301 votes or 24% of votes present.

The five Proposals put forth by the Company were adopted, with each Proposal receiving between 80% to 100% of the votes.

The Company also announced today that its previously announced debt financing for up to $250 million has been postponed. The Company currently expects the financing to close in early 2016.

The Company’s lead financial advisor has advised the Company that the debt markets in general, and especially for retailers, has significantly tightened this quarter. The Company will continue to review financing and capital structures from the perspective of the best long-term interests of the Company and its shareholders.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design Company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Forward Looking Statements

This press release should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2015 (the "2015 Form 10-K") and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about such matters as: our capital structure; future or targeted operational and financial performance; liquidity, capital and debt levels; strategic plans; stock repurchase and dividend plans; our inability to secure debt or other forms of financing; demand for our products; our position in markets we serve; regional and global economic and industry market conditions and changes therein. Such forward-looking statements reflect management's current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A "Risk Factors" of the 2015 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.

Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

cwhitely@ethanalleninc.com